UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2026

INTERNATIONAL FLAVORS & FRAGRANCES INC.
(Exact Name of Registrant as Specified in its Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 West 57th Street
New York, New York	10019

200 Powder Mill Road Wilmington, Delaware	19803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 765-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value 12 1/2¢ per share	IFF	New York Stock Exchange
1.800% Senior Notes due 2026	IFF 26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2026, International Flavors & Fragrances Inc. (the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto. The Term Loan Credit Agreement provides for a $1,000,000,000 senior unsecured delayed draw term loan facility (the “Facility”). The Facility provides for a single borrowing in U.S. dollars available through September 25, 2026 and matures on December 31, 2027. Amounts borrowed may not be reborrowed.

Proceeds of the Facility will be used to, together with cash on hand, refinance the Company’s €800 million aggregate principal amount of 1.800% Senior Notes due September 25, 2026.

Under the Facility, outstanding borrowings bear interest at Term SOFR plus an applicable margin ranging from 0.875% to 1.500% per annum (or, at the Company’s option, a base rate plus an applicable margin ranging from 0.000% to 0.500% per annum), in each case based on the Company’s public debt ratings. No commitment fee is payable.

The Term Loan Credit Agreement requires the Company to prepay outstanding borrowings with 100% of the net cash proceeds received from the sale or other disposition of any material portion of the Company’s Food Ingredients business segment (the “Food Ingredients Business Sale”). As previously disclosed, the Company has entered into an agreement to sell its Food Ingredients business, which is expected to generate approximately $3.8 billion in net cash proceeds and to close by the end of the second quarter of 2027. Such mandatory prepayments must be made within ten business days of receipt of proceeds. If the Food Ingredients Business Sale proceeds are received prior to funding, the commitments under the Facility are automatically reduced by an equivalent amount.

The terms of the Term Loan Credit Agreement, including representations and warranties, negative covenants (including a financial covenant requiring the Company to maintain a maximum net debt to consolidated EBITDA ratio of 3.75 to 1.00), and events of default, are substantially consistent with those contained in the Company’s existing $2,000,000,000 revolving credit facility under the Fourth Amended and Restated Credit Agreement, dated as of June 25, 2025, with Citibank, N.A. as administrative agent.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Certain of the lenders under the Term Loan Credit Agreement and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, and other financial advisory services for the Company, for which they have received or will receive customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Term Loan Credit Agreement is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Description
10.1
Term Loan Credit Agreement, dated as of June 23, 2026 between International Flavors & Fragrances, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “plan”, “expect,” “anticipate,” “intend,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the timing of the closing of the Food Ingredients Business Sale. The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Stephen Landsman
Name:	Stephen Landsman
Title:	Executive Vice President, General Counsel

Date: June 23, 2026